EXHIBIT 99.1
 News From:

           Carrington Laboratories, Inc.                  Redington, Inc.
                                                          49 Richmondville
                                                          Westport, CT  06880

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 Contact   Carlton E. Turner                              Thomas Redington
           Chief Executive Officer                        Redington, Inc.
           Carrington Laboratories, Inc.                  203/222-7399
           972/518-1300 or 800/527-5216                   212/926-1733


         CARRINGTON'S DELSITE AND SOUTHERN RESEARCH INSTITUTE EXTEND
               COLLABORATION ON NOVEL DRUG DELIVERY TECHNOLOGY
               -----------------------------------------------

   IRVING, TX and BIRMINGHAM, AL FEB 15 -- Carrington Laboratories, Inc. (Nasdaq: CARN) - news) announced a one year renewal of a strategic partnership between its wholly owned subsidiary, DelSite Biotechnologies, Inc., and Southern Research Institute of Birmingham, Alabama, to assist in the development and ultimate commercialization of DelSite's patented drug-delivery technology based on the natural polymer GelSite[R]. The original agreement, signed in January 2002, lasted three years and contemplated the current extension.


 About Carrington

   Carrington Laboratories, Inc., is an ISO 9001-certified, research-based biopharmaceutical and consumer products company currently utilizing naturally-occurring polymeric carbohydrates to manufacture and market products for mucositis, radiation dermatitis, wound and oral care as well as to manufacture and market the nutraceutical raw material Manapol[R] and cosmetic raw material Hydrapol[TM]. Carrington also manufactures and markets consumer products under the AloeCeuticals[R] brand and manufactures quality products for other companies. Manufacturing operations comply with cGMP standards. The Company's DelSite Biotechnologies subsidiary is developing its propriety GelSite[R] technology designed to provide controlled release of peptide and protein-based drugs. Carrington's technology is protected by more than 126 patents in 26 countries. Select products are honored with the internationally coveted CE mark, recognized by more than 20 countries around the world. For more information, visit www.carringtonlabs.com.

                               #    #    #

 Certain statements in this release concerning Carrington may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to: subsequent changes in plans by the Company's management; delays or problems in formulation, manufacturing, distribution, production and/or launch of new finished products; changes in the regulatory process; changes in market trends; and a number of other factors and risks described from time to time in the Company's filings with the Securities & Exchange Commission, including the Form 10Q filed November 12, 2004.

 2/15/05